Exhibit 10.1

SEPARATION AGREEMENT

THE PARTIES to this Separation Agreement (“Agreement”), Old Dominion Electric Cooperative (“Employer”) and Elissa Ecker (“Employee”), agree that the following sets forth their complete agreement and understanding regarding the retirement and end of Employee’s employment.

WHEREAS, Employee desires to retire;

            WHEREAS, the Employee’s last day of employment will be April 15, 2017, but Employee will not perform any duties on behalf of the Company or report to work after April 7, 2017 (the “Last Day of Work”); and

WHEREAS, Employee and Employer desire to settle fully and finally any and all differences and issues, including those arising out of the end of employment and other potential claims Employee may have against Employer;

NOW THEREFORE, Employee and Employer agree as follows:

1.The Company will pay the Employee Two Hundred Ten Thousand, Four Hundred Sixty-Eight Dollars ($210,468.00), minus applicable tax withholdings (the “Severance Payment”).  If Employee timely elects continuing health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), Employer will pay her COBRA premium for a twelve month period, from May 2017 until April 2018. The Company will pay to the Employee Twenty-Four Thousand Two Hundred Eight-Five and 60/100 Dollars ($24,285.60) to represent 240 hours of earned but unused vacation.  If employee submits for reimbursable business expenses under Company policy within ten (10) days of the Effective Date of this Agreement, Company will reimburse Employee for appropriate business expenses.  After the Company receives this Agreement signed by the Employee, the Severance Payment and payment for earned vacation will be paid in a lump sum at the regular payroll following the expiration of the Revocation Period set out in paragraph 21 below.

2.The Company agrees to make the following statement to its employees on the Employee’s Last Day of Work:  “Elissa Ecker has elected to take early retirement and we have accepted her decision.  She will be retiring as of the end of this week.    Please join me in thanking Elissa for her service to ODEC and to wish her the very best in the future.”  If employment references are directed to (Acting) Director of Human Resources, the Company will respond with Employee’s name, last position, and last salary.

3.In consideration of the promises made by the Company herein, the Employee knowingly, willingly, and voluntarily release and waive all rights, claims, damages (including, but not limited to, back pay, front pay, liquidated damages, compensatory damages, or punitive damages, attorney’s fees and litigation costs), demands, obligations to date, known or unknown (hereinafter “rights and claims”) against the Company, and all persons acting by, through, under, or in concert with the Company, and regarding any aspect of the Employee’s employment with the Company, the subsequent ending of that employment, and any other events occurring prior to, and including the effective date of this Agreement. The “Effective Date” of this Agreement is the date the Employee executes it. These rights and claims include, but are not limited to, rights or claims under Age Discrimination in Employment Act of 1967, as amended, Older Workers Benefit Protection Act (ADEA), Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, Employment Retirement Income Security Act of 1974, as amended, Rehabilitation Act of 1973, as amended, Americans with Disabilities Act, as amended, Family and Medical Leave Act of 1993, as amended, Worker Adjustment and Retraining Notification Act of 1988, the National Labor Relations Act, the Genetic Information Nondiscrimination Act of 2008, the False Claims Act, the Sarbanes-Oxley Act, Virginia Human Rights Act, Virginians with Disabilities Act, tortious interference with business expectations or contract, breach of contract and any or all rights or claims for employment discrimination, retaliation, wrongful discharge, tortious discharge, breach of implied employment contract, promissory estoppels, invasion of privacy, negligence, defamation, fraud, outrageous conduct, intentional or negligent infliction of emotional distress, unpaid wages and any or all rights or claims under any other federal, state, county, city, or local statues or under common law.  This Agreement is not an admission by the Company that we have violated any common law, or any federal, state, county, city or local statute, or acted wrongfully toward the Employee in any way.

4.This release and waiver section does not include a release of the Employee’s right, if any, to payments for the Company’s defined benefit and 401(k) plans and the right to continuation of coverage in the Company’s group health insurance plans as provided under COBRA.

5.The Employer shall pay to the firm of Butler Royals the sum of Five Thousand Dollar ($5,000.00) within ten (10) days after expiration of the Revocation Period.  Otherwise, the Employee specifically agrees that the Employee will be responsible for the own attorney’s fees and any costs incurred by the Employee and the Employee unconditionally release and discharge the Company and its insurers and reinsurers from any additional claims for attorney’s fees or costs.

6.The Employee hereby warrants and represents that as of the Effective Date of this Agreement, the Employee does not have any claims against the Company of any type, including those types of claims set forth above, and including any claims under the Fair Labor Standards Act (wage and hour law), or its state law equivalent, nor does the Employee have any unasserted claims pursuant to a qualified employee retirement or other benefit plan. The Employee represents that the Employee have been paid all wages owed under all applicable state and federal laws.

7.Notwithstanding the prior paragraphs, nothing in this Agreement shall preclude the Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or the Attorney General’s Office or from participating in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or the Attorney General’s Office, but the intent of this release is to waive and release the Employee’s right to recover damages through any such charge, investigation, hearing or proceeding.  The Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on a claim in which the Company, or any other released party identified in this Agreement is a party.

8.The Employee and the Employer agree that the information contained in and the existence of this Agreement are strictly confidential and expressly covenant not to display, publish, disseminate or disclose the fact of severance or any terms of this Agreement to any person or entity other than the Employee may disclose to the Employee’s immediate family members and to Employee’s medical, tax, or legal advisors as needed for advice.  The Company may disclose for business needs and as required under the Company reporting obligation to the Securities and Exchange Commission (SEC) and the Federal Energy Regulatory Commission.  Employee understands that a copy of this Agreement will be filed with the SEC.

9.Employee agrees not to make any critical, negative or disparaging remarks about Employer, its agents, employees, or representatives.  The Company agrees that Jackson Reasor, Robert Kees, and D. Richard Beam will not make any critical, negative or disparaging remarks about Employee.

10.During and after Employee’s employment with the Company, Employee agrees to maintain the confidentiality of Confidential Information entrusted to her by Company or its supplies, contractors, consultants, member and non-member customers, except when the disclosure is authorized by the company or required by applicable law or legal proceedings.  “Confidential Information” includes but is not limited to, non-public information created or gathered by the Company at its expense or effort (A) about the Company, (B) that may be of use to competitors of the Company, or (C) that may be harmful to the Company or its member or nonmember customers if disclosed.  Examples of Confidential Information include business and marketing plans, databases, records and any unpublished, proprietary financial data or reports.

11. Employee agrees to cooperate fully with Company in connection with any matter or event relating to Employee’s employment or events that occurred during Employee’s employment with the Company, including, without limitation: (A) being available upon reasonable notice as her schedule permits to meet with Company regarding matters in which Employee has been involved (including contract matters or audits); (B) assisting Company in transitioning Employee’s job duties to other Company personnel or contractors; (C) assisting with any audit, inspection, proceeding or other inquiry by a private or public entity; and (D) as requested by Company, assisting in the defense or prosecution of any claims or actions now in existence or which may occur in the future.  The cooperation is limited to 5 hours of employee’s time and Employee shall receive no additional compensation for rendering these services

12.If any clause or provision of this Agreement is deemed to be illegal, invalid or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is deemed to be  illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

13.A waiver by any party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of the same or any other provision of this Agreement.  The understandings and representations of the parties set forth in this Agreement shall survive any breach of this Agreement and be enforceable by any non-breaching party.

14.This Agreement does not waive any rights or claims that may arise after the Effective Date of this Agreement.

15.The Employee will return all Company property before any funds will be released to the Employee.  Company property includes, but is not limited to, computer, iPad, tools, badges, cell phone, keys, etc.

16.This Agreement shall be construed, interpreted, and enforced according to Virginia law, without regard to the choice of law provisions thereof.  The appropriate venue to resolve any disputes over or concerning this Agreement shall exclusively be in United States District Court for the Eastern District of Virginia, Richmond Division or the Circuit Court for the County of Henrico, Virginia.  All jurisdictional requirements and objections to venue are deemed expressly waived by signing this Agreement below.  In the event of litigation relating to the subject matter of this Agreement, the prevailing party shall be entitled to receive from the other party its reasonable attorneys’ fees and costs.

17.The provisions of this Agreement are severable.  If any provision is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

18.This Agreement may be executed in one or more counterparts, and all such counterparts will constitute one and the same instrument.

19.This Agreement sets forth the entire agreement between the Employee and the Company relating to the Employee’s employment and end of employment and supersedes any other prior agreements or understandings between the Employee and the Company.

20.Furthermore, the Employee acknowledges that:

a.The Employee was advised that she could consider this Agreement for twenty-one (21) days.  The Employee acknowledges that, if she signs this Agreement prior to the expiration of the twenty-one (21) day consideration period, the Employee is voluntarily waiving her right to consider this Agreement for twenty-one (21) days.  The Employee acknowledges she has been given a reasonable period of time within which to consider this Agreement;

b.The Employee has read this entire Agreement and fully understand its terms;

c.The Employee was advised to consult with an attorney prior to signing this Agreement and the Employee has had the opportunity to review this Agreement with an attorney; and

d.The Employee is voluntarily entering into this Agreement.

21.This Agreement shall not become effective or enforceable until seven (7) days following its execution by the Employee, defined as the Effective Date above.  Prior to the expiration of this seven day period, the Employee may revoke assent to the release of any ADEA claim by giving written notice to the Employer (the “Revocation Period”)

DELIVERY OF SUCH NOTICE OF REVOCATION SHALL BE DEEMED GIVEN ONLY UPON CONFIRMED WRITTEN RECEIPT THEREOF.

IN WITNESS WHEREOF, the parties have executed this Agreement on April 7, 2017.

Old Dominion Electric Cooperative	Elissa Ecker

By: /s/ Jackson E. Reasor	/s/ Elissa M. Ecker
Its: President & CEO	Date: 4/7/2017
Date 4/7/2017

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